UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 26, 2002



                          Summit Financial Group, Inc.
             (Exact name of registrant as specified in its charter)



   West Virginia                    0-16587                        55-0672148
  (State or Other                 (Commission                   (I.R.S. Employer
   Jurisdiction)                  File Number)                   Identification)




                  223 North Main Street, Moorefield, WV, 26836
               (Address of principal executive offices) (Zip Code)





                                 (304) 538-1000
              (Registrant's telephone number, including area code)





                                 Not Applicable
      (Former name, address, and fiscal year, if changed since last report)

Item  5.  Other Events

On April 26, 2002, Summit Financial Group, Inc.("Summit") issued a News Release announcing that the Boards of Directors of Summit and Monroe Financial, Inc.("Monroe") have approved a plan to affiliate, whereby Summit will acquire Monroe and its wholly owned subsidiary, Bank of Greenville. In accordance with the plan, Bank of Greenville will be merged with Summit's subsidiary, Capital State Bank, Inc. The transaction is intended to be a tax-free exchange of stock whereby Monroe's shareholders will receive, subject to certain potential adjustments, 0.85 shares of Summit's common stock for each share of Monroe's common stock owned. The transaction is subject to certain conditions, among them the negotiation of a definitive acquisition agreement, regulatory approvals and the approval of Monroe's shareholders.


Item 7.  Financial Statements and Exhibits

(c)  Exhibits.

99.1     News Release, dated April 26, 2002 incorporated herein by reference.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         SUMMIT FINANCIAL GROUP, INC.


Date: April 26, 2002                     By: /s/  Robert S. Tissue
                                             --------------------------------
                                             Robert S. Tissue
                                             Senior Vice President and
                                             Chief Financial Officer

                                                                   EXHIBIT INDEX


Exhibit No.                                      Description
-----------                                      -----------

99.1                                    News Release, dated April 26, 2002
                                        incorporated herein by reference.

                                                                   Exhibit 99.1

[SUMMIT LOGO]


FOR RELEASE 4:00 pm EDT, Friday, April 26, 2002


April 26, 2002

Contacts:  Joe L. Ellison - President & CEO, Monroe Financial, Inc.
           and Bank of Greenville
           Phone:  (304) 832-6265; Email:  joeellison@bankofgreenville.com

           H. Charles Maddy, III - President & CEO, Summit Financial Group, Inc.
           Phone:  (304) 538-7233, Ext. 142; Email:  cmaddy@summitfgi.com

           C. David Robertson - President & CEO, Capital State Bank, Inc.
           Phone:  (304) 746-6050; Email:  drobertson@capstate.com

SUMMIT FINANCIAL GROUP, INC. TO ACQUIRE MONROE FINANCIAL, INC. AND ITS SUBSIDIARY, BANK OF GREENVILLE

     SUMMIT FINANCIAL GROUP, INC. (OTCBB: SMMF) and MONROE FINANCIAL, INC. of Greenville, West Virginia today announced a plan to affiliate, whereby Summit will acquire Monroe and its wholly owned subsidiary, Bank of Greenville. Bank of Greenville, with $30 million is assets, operates three full service banking offices located in Greenville, Hinton and Lindside, West Virginia. In accordance with the plan, Bank of Greenville will be merged with Summit's subsidiary, Capital State Bank, Inc.

     The terms of the plan, approved by the directors of both companies, intend for the transaction to be a tax-free exchange of stock whereby Monroe's shareholders will receive, subject to certain potential adjustments, 0.85 shares of Summit's common stock for each share of Monroe's common stock owned. This represents a value of $30.60 per Monroe share and aggregate transaction consideration of approximately $1.5 million based on Summit's closing price Friday of $36.00 per share. The transaction is also subject to certain conditions, among them the negotiation of a definitive acquisition agreement, regulatory approvals and the approval of Monroe's shareholders.

     "Summit Financial Group and Capital State Bank are financial institutions of the highest quality", stated Joe L. Ellison, President and CEO of Monroe and Bank of Greenville. "Most importantly, Summit and Capital State Bank share the same strong commitment to local decision making and outstanding customer service as Monroe and Bank of Greenville." Mr. Ellison will be joining Capital State Bank's board of directors and will serve as the Bank's regional executive officer in the Greenbrier, Monroe and Summers Counties.

     H. Charles Maddy, III, President and CEO of Summit Financial Group and a native of Hinton, West Virginia stated, "This transaction represents an outstanding opportunity for Summit to continue to expand its presence in new West Virginia markets. We look forward to continuing and building upon Monroe's and Bank of Greenville's long tradition of exceptional personal service and banking convenience."

     C. David Robertson, President & CEO of Capital State Bank, added, "We strongly believe our affiliation with Bank of Greenville is a natural extension for both institutions. We share the same core values and strong commitment to our customers and to the communities we serve. We are confident that this transaction will be beneficial to our combined customer base, especially those in Monroe, Summers and Greenbrier counties."

     Summit Financial Group, Inc. is a financial holding company with total assets of $603 million. Summit operates eleven banking locations through its three wholly owned subsidiary banks, Summit Community Bank headquartered in Moorefield, West Virginia, Capital State Bank, Inc. in Charleston, West Virginia, and Shenandoah Valley National Bank in Winchester, Virginia.

     Capital State Bank, Inc., a West Virginia chartered banking association with assets of $145 million, operates four banking offices located in Charleston
(2), Rainelle and Rupert, West Virginia.